UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2014

LVB ACQUISITION, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54505	26-0499682
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive, Warsaw IN	46582
(Address of Principal Executive Offices)	(Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On October 3, 2014, action was taken by the written consent of the stockholders of LVB Acquisition, Inc. (“LVB”) to approve the two proposals described below. The written consents were solicited pursuant to a consent solicitation statement/prospectus dated September 30, 2014 (the “Consent Solicitation Statement/Prospectus”), which was included as part of a Form S-4 Registration Statement filed by Zimmer Holdings, Inc. (“Zimmer”).

The record date for the solicitation of written consents was September 19, 2014 (the “Record Date”).

A sufficient number of consents to approve the first proposal described below were received on October 3, 2014. As a result, the consent solicitation, and the period during which consents could be revoked, concluded on October 3, 2014.

Proposal 1:

LVB’s stockholders approved the merger of Owl Merger Sub, Inc. (“Merger Sub”) with and into LVB, with LVB continuing as the surviving corporation and an indirect wholly owned subsidiary of Zimmer (the “Merger”), and adopted and approved the Agreement and Plan of Merger among Zimmer, Merger Sub and LVB, dated as of April 24, 2014, and the transactions contemplated thereby.

Prior to the conclusion of the consent solicitation on October 3, 2014, shares of LVB common stock were voted as follows:

Consents To:	536,034,330
Does Not Consent To:	0
Abstains With Respect To:	0

The proposal was approved by a vote of approximately 97% of the shares of LVB issued and outstanding as of the Record Date.

Proposal 2:

LVB’s stockholders approved, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the Merger as disclosed in the Consent Solicitation Statement/Prospectus pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.

Prior to the conclusion of the consent solicitation on October 3, 2014, shares of LVB common stock were voted as follows:

Consents To:	536,034,330
Does Not Consent To:	0
Abstains With Respect To:	0

The proposal was approved by a vote of approximately 97% of the shares of LVB issued and outstanding as of the Record Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LVB ACQUISITION, INC.

Date: October 7, 2014	By:	/s/ Jonathan M. Grandon
Jonathan M. Grandon
Vice President and Associate General Counsel

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